EXHIBIT 99
News Release
FOR IMMEDIATE RELEASE
October 19, 2007

Contact:	David M. Kepler President and Chief Executive Officer Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS EARNINGS FOR THE
FIRST QUARTER ENDED SEPTEMBER 30, 2007 AND DECLARES DIVIDEND
Greenville, Ohio, October 19, 2007. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced the Corporation’s financial results for the first fiscal quarter. For the quarter ended September 30, 2007, the Corporation reported net income of $159,000, or $0.07 per diluted share, compared to net income of $141,000, or $0.06, per share for the same quarter in 2006.
The quarter-to-quarter increase in income was attributed primarily to a $32,000, or 3.4%, increase in net interest income after provision for losses on loans and a $24,000, or 12.6%, increase in other income, which were partially offset by a $29,000, or 3.1%, increase in general, administrative and other expense and a $9,000, or 16.7% increase in federal income taxes.
The increase in other income was due primarily to a $23,000 increase in customer service charges. The increase in general, administrative and other expense was due primarily to a $28,000 increase in compensation and benefits and a $16,000 increase in data processing expense, which were partially offset by an $11,000 decrease in occupancy and equipment expense. The increase in compensation and benefits expense was due primarily to a $17,000 increase in benefits mostly related to the expense associated with the granting of stock options and retention shares as permitted under the Corporation’s 2006 Equity Plan and an $11,000 increase in compensation expense.
The Corporation reported total assets of $129.0 million at September 30, 2007, total liabilities of $106.2 million, including deposits of $79.6 million, and total stockholders’ equity of $22.8 million.
The Corporation also announced that the Board of Directors has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on November 16, 2007, to stockholders of record as of October 31, 2007.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30,	June 30,
ASSETS	2007	2007
	(Unaudited)

Cash and cash equivalents	$3,442	$3,527
Investment securities	28,797	29,728
Loans receivable	87,790	87,413
Other assets	8,999	9,040

Total assets	$129,028	$129,708

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$79,618	$79,633
Advances from the FHLB	25,565	26,125
Other liabilities	1,026	1,206

Total liabilities	106,209	106,964

Stockholders’ equity	22,819	22,744

Total liabilities and stockholders’ equity	$129,028	$129,708

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended
	September 30,
	2007	2006
Total interest income	$1,919	$1,839
Total interest expense	938	888

Net interest income	981	951
Provision for losses on loans -	2

Net interest income after provision for losses on loans	981	949
Other income	215	191
General, administrative and other expense	974	945

Income before income taxes	222	195
Income taxes	63	54

NET INCOME	$159	$141

EARNINGS PER SHARE - basic and diluted	$0.07	$0.06